Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Non-Qualified Stock Option Agreements, dated May 16, 2014 between the Registrant and certain employees, of our reports dated March 1, 2017, with respect to the consolidated financial statements of Assembly Biosciences, Inc. and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 23, 2017